EXHIBIT 10.36

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (this “Agreement”), dated as of September 7, 2010, by and between TheStreet.com, Inc., a Delaware corporation (the “Company” or “TheStreet.com”), and Thomas Etergino (“Executive”).

WHEREAS, the Company desires that Executive enter into this Agreement, and Executive desires to enter into this Agreement, on the terms and conditions set forth herein;

WHEREAS, the Company granted Executive Restricted Stock Units (“RSUs”) pursuant to the Letter dated September 7, 2010 (“Letter”);

WHEREAS, Executive agreed to be bound by certain restrictive covenants and prohibitions on competition in the Letter; and

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Severance Benefits.

(a)           General Severance. In the event that the Company terminates Executive’s employment with the Company without Cause or Executive voluntarily terminates his employment with the Company for Good Reason, then the Company shall pay Executive an amount equal to the greater of (x) the Minimum Payment (as defined below) and (y) the lesser of (i) one year of Executive’s base salary (at the rate in effect immediately prior to termination) and (ii) the sum of:

A.	four weeks of Executive’s base salary (at the rate in effect immediately prior to termination), plus

B.
the product of (x) four weeks of Executive’s base salary (at the rate in effect immediately prior to termination) multiplied by (y) a fraction, the numerator of which is the number of calendar days from and including September 8, 2011, to and including the effective date of the termination of Executive’s employment pursuant to this Section 1, and the denominator of which of 365 (for the avoidance of doubt, if Executive’s employment terminates prior to September 8, 2011, this fraction shall be zero).

As used herein, “Minimum Payment” means the amount, if any, by which (i) one year of Executive’s base salary (at the rate in effect immediately prior to termination) exceeds (ii) the sum of (A) the Accelerated RSU Value (as defined below) plus (B) the amount of dividend equivalents to be delivered to Executive by the Company in connection with the delivery of shares of the Company’s common stock underlying the Accelerated RSUs (as defined below).  As used herein, “Accelerated RSUs” means the number of RSUs that become vested pursuant to Section 3 of the Letter (i.e., the difference between the total number of RSUs that become vested pursuant to the Letter and the amount of RSUs that became vested, on or prior to the date of Executive’s termination, pursuant to Section 2 of the Letter) and “Accelerated RSU Value” means the product of (x) the number of Accelerated RSUs multiplied by (y) the fair market value of the Company’s common stock on the date of Executive’s termination, as determined by the Company pursuant to the provisions of the Company’s 2007 Performance Incentive Plan.

As provided in the second paragraph of Section 1(b) herein, despite the fact that the effective date of Executive’s termination may occur prior to the consummation of a Change of Control, for purposes of determining the appropriate amount payable to Executive, Executive’s severance shall be determined under Section 1(b) rather than this Section 1(a), and Section 1(c) shall be applicable thereto.

For purposes of this Agreement, “Cause” and “Good Reason” shall have the same meaning ascribed to them in the Letter and “Change of Control” shall mean the happening of any of the following:

(1) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company (the “Board”), if such person or group deemed a person does not include you;

(2) the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the effective date of this Agreement and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(3) the date of consummation of a merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s Board of Directors, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

(4) the sale of all or substantially all of the assets of the Company; or

(5) the date of approval by the stockholders of the Company of a plan of complete liquidation of the Company.

(b)           Upon a Change of Control. In the event that (i) a Change of Control occurs on or before November 30, 2011 and (ii) Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either event within two years after the effective date of consummation of such Change of Control, then, in partial consideration for Executive’s agreement to abide by the restrictions and covenants set forth in Section 6 (regarding non-competition), Section 7(a) (non-solicitation of employees) and Section 7(b) (non-solicit of clients and vendors) in the Letter, the Company shall pay Executive an amount equal to one year of Executive’s base salary (at the rate in effect immediately prior to termination).

For purposes of this Agreement, regardless of the fact that Executive’s last day of employment with the Company may occur prior to the consummation of a Change of Control, an involuntary termination of Executive’s employment by the Company without Cause or a voluntary termination by Executive of his employment for Good Reason shall be deemed to have occurred after a Change of Control in the event that:

x.	Executive is employed as the Company’s Chief Financial Officer at the time that events or efforts are initiated by the Company that directly lead to consummation of a Change of Control; and

y.	The consummation of the Change of Control occurs prior to November 30, 2011.

For the sake of avoidance of doubt, in the event that both (x) and (y) of this Section 1(b) apply, Executive shall receive the net severance benefits described under this Section 1(b), as modified by Section 1(c) herein.

(c)           No Double Benefits. Notwithstanding any other provision of this Agreement, should Executive qualify for severance benefits under both Sections 1(a) and 1(b), then the benefits to be provided under Section 1(b) shall be offset by any amounts that were theretofore provided under Section 1(a).

(d)           Payment of Benefits. If Executive becomes entitled to a payment under Section 1(a) or 1(b), the Company shall pay Executive the applicable amount in a lump sum within thirty (30) days of Executive’s becoming entitled to such payment.

Section 2. Parachute Payment Limitation.

Anything in this Agreement or the Letter to the contrary notwithstanding, in the event that:

(a)           the aggregate payments or benefits to be made or distributed by the Company or its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) which are deemed to be parachute payments as defined in Internal Revenue Code (“Code”) Section 280G or any successor thereto (the “Change of Control Benefits”) would be deemed to include an “excess parachute payment” under Code Section 280G; and

(b)           if such Change of Control Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax times the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by Executive thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits times the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount.  The allocation of any reduction required hereby among the Change of Control Benefits shall be determined by Executive.

Section 3. Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Compensation Committee Chair, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of Executive, at his principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

Section 4. Representations.

The Company hereby represents and warrants that the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 5. Amendment.

This Agreement may be amended only by a written agreement signed by the parties hereto.

Section 6. Binding Effect.

The rights and duties under this Agreement are not assignable by Executive other than as a result of his death. None of Executive’s rights under this Agreement shall be subject to any encumbrances or the claims of Executive’s creditors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

Section 7. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction.

Section 8. Severability.

If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any way.

Section 9. Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 10. Entire Agreement.

This Agreement, together with the Letter and award agreements entered into by and between Executive and the Company with respect to outstanding incentive awards and incentive awards granted on or before the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 11. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

Section 12. Consent to Jurisdiction.

The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 13. No Duty to Mitigate.

Executive shall have no duty to mitigate or, except as specified in Section 1(c), have any off-set made against amounts payable by the Company to Executive hereunder.

Section 14. Release.

As a condition to the obligation of the Company to make the payments provided for in this Agreement and otherwise perform its obligations hereunder to Executive upon termination of Executive’s employment (other than due to his death), Executive or his legal representatives shall deliver to the Company a written release, substantially in the form attached hereto as Exhibit A, and the time for revocation of such release shall have expired, no later than thirty (30) days following termination of Executive’s employment; provided, however, that such release shall be conditioned on the receipt from the Company of a release of Executive, provided that such release from the Company shall not be such a condition and shall be null and void and of no force or effect in the event of any act or omission by Executive that constitutes Cause or that could be a crime of any kind.

Section 15. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as determined by the Board or the Compensation Committee of the Board in accordance with Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), Executive shall not be entitled to any payments of amounts which constitute deferred compensation within the meaning of Section 409A upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death (except that during such six (6) month period Executive may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of his death.

(b) If any provision of this Agreement or of any award of compensation, including equity compensation or benefits would cause Executive to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

(c) Notwithstanding any provision of this Agreement to the contrary, to the extent any compensation or award which constitutes deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Section 409A, then notwithstanding such vesting, payment will be made to Executive on the earliest of (i) Executive’s “separation from service” with the Company (determined in accordance with Section 409A) or, if Executive is a specified employee within the meaning of Section 409A, such later date as provided in paragraph (a) of this Section 15, (ii) the date payment otherwise would have been made, or (iii) Executive’s death.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 7, 2010.

/s/ Thomas Etergino
Thomas Etergino

THESTREET.COM, INC.

By:	/s/ Daryl Otte
Name:	Daryl Otte
Title:	Chief Executive Officer

EXHIBIT A

Form of Release

This Release (this “Release”) is entered into by Thomas Etergino (“Executive”) and TheStreet.com, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Severance Agreement between Executive and the Company, dated as of September 7, 2010 (the “Agreement”), Executive and the Company agree as follows:

1.General Releases and Waivers of Claims.

(a)  Executive’s Release of Company. In consideration of the payments and benefits provided to Executive under the Agreement and after consultation with counsel, Executive on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Executive Parties may have, or in the future may possess, arising out of any aspect of Executive’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right Executive may have to enforce this Release or the Agreement, (iii) Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which Executive is a party or as to which Executive otherwise is entitled to indemnification benefits, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974, or (v) any rights under or in respect of that certain Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan between Executive and the Company, dated as of September 7, 2010 (the “Letter”).

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Agreement, Executive on behalf of himself and the other Executive Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive Parties may have as of the date Executive signs this Release arising under the Federal Age Discrimination in Change of Control and Severance Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Release. Executive also understands that he has seven (7) days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)  Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Executive Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Executive’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting (i) any Claim which would constitute or result from conduct by Executive that constituted the basis for termination for Cause under the Agreement or could be a crime of any kind, or (ii) rights arising under or in respect of the Letter. Anything to the contrary notwithstanding in this Release, nothing herein shall release Executive or any other Executive Party from any Claims based on any right the Company may have to enforce this Release or the Agreement.

(d)  No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2.Proceedings. Neither Executive nor the Company have filed, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Executive’s employment or the termination thereof (each, individually, a “Proceeding”).

3.Remedies.

(a)  In the event Executive initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if he fails to abide by any of the terms of this Release, or if he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Agreement, without waiving the release granted herein. In addition, in the event that Executive has failed to comply with Sections 6 and/or 7 of the Letter (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreement and the Letter reclaim any amounts paid to him pursuant to the Agreement or the Letter, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement or his obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Agreement or his obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)  Executive understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(c)  The Company acknowledges and agrees that the remedy at law available to Executive for breach of any of its post-termination obligations under the Agreement or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Executive may have at law or in equity, Executive shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreement or its obligations hereunder. Such injunctive relief in any court shall be available to Executive, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d)  The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Executive and limiting also its ability to pursue certain claims against Executive.

4.Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.

6.Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

7.Notices. All notices or communications hereunder shall be made in accordance with Section 3 of the Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of _______________.

Thomas Etergino

THESTREET.COM, INC.

By:
Name:
Title: